Exhibit 10.8
MISTRAS GROUP, INC.
RESTRICTED STOCK AGREEMENT
     AGREEMENT made as of the ___ day of                     , 20___, by and between MISTRAS GROUP, INC. (the “Company”), and                     (the “Participant”).
     1. Award. In accordance with the Mistras Group, Inc. 2009 Long-Term Incentive Plan (the “Plan”), the Company has made a restricted stock award to the Participant for                      shares of the Company’s common stock (the “Shares”). The award and the Shares are subject to the provisions of the Plan and, to the extent not inconsistent with the Plan, the terms and conditions of this Agreement. Capitalized terms that are used but not defined in this Agreement shall have the meanings ascribed to them by the Plan.
     2. Vesting of Shares. Except as otherwise provided herein or the Plan, the Shares will become vested in                      equal annual installments commencing on the first anniversary of the date hereof, subject to the Participant’s continuous employment or other service with the Company or a Subsidiary on the applicable vesting date.
     3. Termination of Employment—Forfeiture of Unvested Shares. Unless the Committee, acting in its sole and absolute discretion, determines otherwise, upon the termination of the Participant’s employment and other service with the Company and its Subsidiaries (“Termination of Employment”), the Participant will forfeit all right, title and interest in the unvested Shares. If unvested Shares are forfeited, any certificate or book entry for such Shares will be automatically canceled on the books and records of the Company without further action by the Participant.
     4. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Shares, and unvested Shares shall not be subject to execution, attachment or similar process. Any attempt by the Participant or any other person claiming against, through or under the Participant to cause unvested Shares to be transferred or assigned in any manner and for any purpose not permitted hereunder or under the Plan shall be null and void and without effect upon the Company, the Participant or any other person.
     5. Dividends and Voting Rights. [No dividends will be payable on unvested Shares; however, the Participant will be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the unvested Shares if they were vested. The dividend equivalents, if any, will be credited to a bookkeeping account in the name of the Participant. The “dividend equivalent” amounts will be subject to substantially the same vesting, forfeiture and other terms and conditions applicable to the corresponding unvested Shares. Dividend equivalent amounts credited with respect to unvested Shares that become vested will be payable to the Participant within 90 days after the date the corresponding unvested Shares become vested.] The Participant will be entitled to exercise voting rights with respect to the unvested Shares.
     6. Issuance of Shares; Removal of Restrictions and Conditions. The Participant is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Participant expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Participant will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If, as and when Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested Shares will no longer be subject to the transfer restrictions and other conditions contained in this Agreement and the Company’s books and, as applicable, stock certificates representing the Shares will be updated accordingly.
     7. Withholding. Notwithstanding anything to the contrary contained herein, the vesting of Shares covered by this Agreement shall be subject to and conditioned upon the satisfaction by the Participant of applicable tax withholding obligations. The Company and its Subsidiaries may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly authorizes the Company to deduct from any compensation or any other payment of any kind due to the Participant, including withholding otherwise vested Shares, for the amount of any federal, state, local or foreign taxes required by law to be withheld in connection with the vesting of Shares; provided, however, that the value of the shares withheld may not exceed the statutory minimum withholding amount required by law.
     8. Provisions of the Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations as may be established or made by the Committee acting within the scope of its authority and responsibility under the Plan. The Participant acknowledges receipt of a copy of the Plan prior to execution of this Agreement. The applicable provisions of the Plan shall govern in any situation where this Agreement is silent or where the applicable provisions of this Agreement are contrary to or not reconcilable with such Plan provisions.
     9. No Employment Rights. Nothing contained herein or in the Plan shall confer upon the Participant any right with respect to the continuation of the Participant’s employment or other service with the Company or a Subsidiary or interfere in any way with the right of the Company and its Subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the Participant’s compensation and any other terms and conditions of the Participant’s employment or other service.
     10. Committee Authority. The Committee under the Plan shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.
     11. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company, the Participant and any beneficiary of the Participant.

     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be amended, except as provided in the Plan, other than by a written instrument executed by the parties hereto.
     13. Governing Law. All rights and obligations under this Agreement and the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MISTRAS GROUP, INC.

By:

Participant